EXHIBIT 99.9

Sent via Electronic Delivery to: sgovil@cemtrex.com

December 11, 2024

Mr. Saagar Govil

Chief Executive Officer

Cemtrex Inc.

135 Fell Court

Hauppauge, NY 11788

Re:	Cemtrex Inc. (the “Company”) Nasdaq Symbol: CETX

Dear Mr. Govil:

On June 14, 2024, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from November 26 to December 10, 2024, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.

If you have any questions, please contact me at +1 202 748 4488.

Sincerely,

Rachel Scherr

Listing Analyst

Nasdaq Listing Qualifications